Exhibit 99.4
Actuate Corporation Acquisition of Xenos Group Inc.
Frequently Asked Questions
Tuesday, December 8, 2009
1.	Tell me a little about the acquiring company, Actuate Corporation.
•	Actuate Corporation (NASDAQ: ACTU), the people behind BIRT™
•	511 employees

•	HQ in San Mateo, California, with branches in Toronto, Singapore (Asia Pacific), France, Germany, Japan, Switzerland, China and the UK.

•	Founded in 1993
•	Market-leading provider of BIRT-based Rich Information Applications that that present data in compelling and interactive ways via the web on any device.
•	4,400 Global Customers with focus on large enterprises, with a focus in financial services and public sector.
•	Revenue: Q309 USD$29.4 million, FY08 USD$131.0 million.
www.actuate.com
2.	When will the acquisition take place? How much will Xenos be purchased for?
The purchase of Xenos is scheduled to be complete within Q1 of 2010. The Offer is subject to customary conditions, including the tender of at least 66 2/3% of the outstanding common shares of Xenos. Actuate expects to mail a take-over bid circular to Xenos shareholders in mid to late December 2009.
The transaction places Xenos at total enterprise value of CAD$28.4 million. Actuate expects to purchase Xenos for not more than CAD$37.7 Million (USD$35.5 Million).
3.	Are all of Xenos’ divisions included in this acquisition?
Yes.
4.	How will employees be affected by this event?
Actuate looks forward to the contribution Xenos’ staff will bring to the combined operation. No short-term changes are planned to Xenos’ operations. Actuate procedures will be integrated into Xenos’ procedures over the coming months.
5.	What will happen to current projects?
All current projects, including research and development, will continue as planned.
6.	Why is Xenos selling?
Xenos has recently completed the development of Xenos Enterprise Server, a robust platform for information aggregation and distribution. While we have had considerable success in the first year of its release, we believe that it requires a broad application set such as is provided in the BIRT environment, to enable the dramatic success that this powerful technology deserves. The fit between Xenos and Actuate is a natural one.

Xenos Employee Edition	1

7.	Should customers expect the way Xenos does business to change?
Xenos and Actuate have a similar approach to business. Our individual and combined commitment to superior quality and service means that our clients, both current and future, can expect extraordinary work on every project. Day-to-day business procedures may vary slightly and will be integrated to one system across the country, but the final product will continue to be outstanding.
8.	What impact will this have on the combined company?
We expect Actuate’s acquisition of Xenos to create an even stronger company that has increased capacity to deliver for our customers. Actuate remains focused on growing BIRT-based revenue and feels strongly that Xenos’ technology and talent will accelerate this goal.
With Xenos, Actuate is the only company to turn content and structured data into BIRT-based Rich Information Applications that drive revenue through higher customer satisfaction and loyalty, improved operational performance and reduced costs.
•	Leverage both content and structured data as information sources for BIRT-based applications, and transform any document into rich, interactive content.

•	Deliver leading edge functionality to our combined client base to optimally leverage information assets within the organization and outside the firewall to create a high value end user experience. For example, adding interactivity to high volume statements will offer unique capabilities to significantly enhance customer experience, deepen understanding of client behaviors and reduce operational costs

•	Easily integrate customers’ Enterprise Content Management (ECM) systems using Xenos Enterprise Server™ with BIRT iServer to tap new information assets to manage their business.

•	Use BIRT to deliver Rich Information Applications that leverage virtually all data sources including high volume print streams to maximize the utility of the entire organization’s data assets.

•	Combine two Java based enterprise-class servers both with high scale, performance, reliability and security to continue to deliver highly scalable Rich Information Applications.
9.	Is this Actuate’s first acquisition?
No, Actuate has a history of successful acquisitions, most recently Performancesoft in January of 2006.
Given the complementary technology of Actuate and Xenos, we believe that this will be a smooth integration; furthermore Actuate has a lot of experience in executing on smooth acquisitions and integrating complementary companies into its infrastructure, operations and culture.

Xenos Employee Edition	2

10.	Will there be any stock trading blackouts in effect?
Employees will not be permitted to trade in stock of either Actuate or Xenos until the applicable blackout periods have been lifted.
11.	If I have further questions, who should I contact?
Please email sbutts@xenos.com.
Cautionary Note Regarding Forward Looking Statements: The statements contained in this Frequently Asked Questions that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future, including the timing, financing and performance of the acquisition. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the timing of and/or the satisfaction of closing conditions, quarterly fluctuations in revenues, other operating results and cash flows, our ability to successfully integrate the acquisition, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2008 Annual Report on Form 10-K filed on March 12, 2009.
Certain statements made in this document relating to Xenos and the Offer are forward-looking within the meaning of certain securities laws. Such forward-looking statements are based on a number of assumptions and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Xenos or developments in Xenos’ business or its industry to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. Xenos urges you not to place undue reliance on these estimates, opinions and projections. Xenos assumes no obligation to update forward-looking statements if assumptions or these plans, estimates, opinions or projections should change.

Xenos Employee Edition	3